Exhibit 99.1

CommScope Commences Notes Offering

HICKORY, NC, May 27, 2015— CommScope Holding Company, Inc. (NASDAQ: COMM) announced that its wholly owned subsidiaries, CommScope, Inc. and CommScope Technologies Finance LLC, intend to offer $500 million in aggregate principal amount of senior secured notes due 2020 and $1.5 billion in aggregate principal amount of senior unsecured notes due 2025, respectively, subject to market conditions, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S under the Securities Act.

CommScope, Inc. expects to use the net proceeds of the offering of the secured notes, together with cash on hand, to repay a portion of the principal amount outstanding under the company’s existing term loan facility. CommScope Technologies Finance LLC intends to use the proceeds of the offering of the unsecured notes, together with cash on hand and borrowings under an incremental term loan facility under the company’s senior secured credit facilities, to finance the company’s acquisition of the Broadband Network Solutions business of TE Connectivity Ltd. (NYSE: TEL). The proceeds from the issuance and sale of the unsecured notes will be held in escrow until the completion of the BNS acquisition. There can be no assurance that the issuance and sale of the notes will be consummated.

The secured notes will be guaranteed on a senior secured basis by CommScope Holding Company, Inc. and its domestic restricted subsidiaries, subject to certain exceptions, and secured by security interests that secure indebtedness under the company’s term loan facility. Upon consummation of the BNS acquisition, the unsecured notes will be assumed by CommScope Technologies LLC and guaranteed on a senior basis by CommScope, Inc. and its domestic restricted subsidiaries, subject to certain exceptions.

The notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautionary Statement Concerning Forward-Looking Statements

This Press Release and any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control,

including, without limitation, our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers or distributors; changes in technology; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; product performance issues and associated warranty claims; significant international operations and the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; cost of protecting or defending intellectual property; changes in laws or regulations affecting us or the industries we serve; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to attract and retain qualified key employees; allegations of health risks from wireless equipment; availability and adequacy of insurance; natural or man-made disasters or other disruptions; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; labor unrest; risks of not realizing benefits from research and development projects; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; ability of our lenders to fund borrowings under their credit commitments; changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all; our ability to generate cash to service our indebtedness; our ability to consummate the BNS Acquisition on a timely basis or at all; risks associated with antitrust approval of the Acquisition; our ability to integrate the BNS business on a timely and cost effective manner; our reliance on TE Connectivity for transition services for some period of time after closing of the BNS Acquisition; our ability to realize expected growth opportunities and cost savings from the BNS Acquisition; and other factors beyond our control. These and other factors are discussed in greater detail in our 2014 Annual Report on Form 10-K and in the offering memorandum. Although the information contained in this press release represents our best judgment as of the date of this press release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. However, we are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this press release.

Investor Contacts:	News Media Contact:

Jennifer Crawford, CommScope	Rick Aspan, CommScope
+1 828-323-4970	+1 708-236-6568
publicrelations@commscope.com
Phil Armstrong, CommScope
+1 828-323-4848

Source: CommScope